Exhibit 99.1

OptimizeRx and Top 5 EHR, NextGen Healthcare, to Help Thousands of Patients

Nationwide via Prescription Cost Savings at Point-of-Care

Rochester, MI, February 20, 2018 — OptimizeRx Corp. (OTCQB: OPRX), the nation’s leading provider of digital health messaging for the pharmaceutical industry, has gained access to the electronic health record (EHR) system of NextGen Healthcare, a top five EHR and a unit of Quality Systems.

OptimizeRx expects to help thousands of patients across the U.S. save money and be better educated about their prescriptions. OptimizeRx services will operate within the NextGen EHR workflow and notify healthcare providers (HCPs) in real-time of potential prescription savings and support information for their patients. Initial rollout of the integrated messaging service is planned for March 2018.

OptimizeRx’s growing EHR and eRx network now reaches more than 500,000 HCPs in the U.S., making it the healthcare industry’s largest point-of-prescribe network. It delivers real-time access to financial assistance, education, and critical clinical information from pharma companies to HCPs.

“As a leading EHR in the space, NextGen will dramatically increase our presence at point-of-care to reach thousands of new HCPs and their patients,” commented Miriam Paramore, president of OptimizeRx. “Our proven, highly-effective financial messaging will also significantly enhance the value proposition of the NextGen EHR system, helping their HCP customers deliver measurably better clinical outcomes.”

About OptimizeRx

OptimizeRx® (OTCQB: OPRX) is the nation’s leading provider of digital health messaging via electronic health records (EHRs), providing a direct channel for pharma companies to communicate with healthcare providers. The company’s cloud-based solution supports patient adherence to medications by providing real-time access to financial assistance, prior authorization, education, and critical clinical information. The company’s network is comprised of leading EHR platforms like Allscripts, Amazing Charts and Quest, and provides more than half a million healthcare providers access to these benefits within their workflow at the point of care. For more information, follow the company on Twitter, LinkedIn or visit www.optimizerx.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words ‘estimate,’ ‘possible’ and ’seeking’ and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

OptimizeRx Contact:

Doug Baker, CFO

Tel (248) 651-6568 x807

dbaker@optimizerx.com

Investor Relations Contact for OptimizeRx:

Ron Both, CMA

Tel (949) 432-7557

oprx@cma.team